Exhibit 35.1
    ALLY FINANCIAL INC.
500 Woodward Ave
Detroit, Michigan 48226

As of December 31, 2019

Deutsche Bank Trust Company Americas,	BNY Mellon Trust of Delaware,
As Indenture Trustee	As Owner Trustee
1761 East St. Andrew Place	301 Bellevue Parkway, 3rd Floor
Santa Ana, CA 92705	Wilmington, DE 19809
Attn: Capital Auto Receivables Asset Trust 2016-3

Copy To:

The Bank of New York Mellon Trust Company, N.A.,	Capital Auto Receivables LLC
2 North LaSalle Street, Suite 700	500 Woodward Ave
Chicago, IL 60602	Mail code: MI-01-20-TRES
Attention: Structured Finance Services CARAT 2016-3	Detroit, MI 48226
Attention: Ryan Farris

Re:	Capital Auto Receivables Asset Trust 2016-3
Annual Statement as to Compliance

Ladies and Gentlemen:

Reference is made to Section 4.01 of the Trust Sale and Servicing Agreement dated as of September 21, 2016 between the Issuer, Ally Financial Inc., as Servicer, Custodian, and Seller (“Servicer”), and Capital Auto Receivables LLC, as Depositor.

The undersigned does hereby certify that:

a.
A review of the activities of the Servicer during the period of January 1, 2019 through December 31, 2019, and of its performance under the Trust Sale and Servicing Agreement and the Pooling and Servicing Agreement has been made under his supervision; and

b.
To the best of his knowledge, based on such review, the Servicer has fulfilled in all material respects all its obligations under the Trust Sale and Servicing Agreement and the Pooling and Servicing Agreement throughout such period.

Very truly yours,

/s/ David J. DeBrunner
David J. DeBrunner
Vice President, Controller & Chief Accounting Officer